Exhibit 99.1

[BUNGE LETTERHEAD]

MEMORANDUM

Date:	November 27, 2007

To:	Directors and Executive Officers of Bunge Limited

From:	Carla L. Heiss, Assistant General Counsel

Re:	Notice of Blackout Period

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The Bunge Retirement Savings Plan, the Bunge Savings Plan and the Bunge Savings Plan – Supplement A (collectively, the “401(k) Plans”) are transitioning administration, recordkeeping and trustee services to Fidelity Investments on January 1, 2008. This transition will necessitate a blackout period during which participants in the 401(k) Plans will be unable to direct or diversify their investments in the 401(k) Plans and will not, among other things, be able to obtain loans, withdrawals or distributions from the 401(k) Plans. The blackout period will begin at 4 p.m. Eastern time on December 21, 2007 and is expected to end the week of January 13, 2008. We refer to this period as the “Blackout Period.” You will be notified if the timing of the Blackout Period changes.

This notice is intended to inform you that, pursuant to Section 306 of the Sarbanes-Oxley Act, during the Blackout Period, you will be prohibited from directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity securities of Bunge Limited (the “Company”), including common shares and derivative securities, such as stock options, if those equity securities were acquired by you in connection with your service or employment with the Company as a director or executive officer. These restrictions apply whether or not you participate in the 401(k) Plans and are in addition to those under the Company’s insider trading and pre-clearance policies. In that regard, please note that the Blackout Period will occur during a time when trading by you under the Company’s insider trading policy is generally not permitted.

The prohibition on sales and other transfers described above applies only to equity securities of the Company that you have acquired in connection with your service or employment as a director or executive officer of the Company. It is important to note that any equity security you sell or otherwise transfer will be treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements. Additionally, this prohibition applies to equity securities of the Company held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations, or otherwise deemed to be beneficially owned by you.

There are a limited number of exceptions to the restrictions described above, including bona fide gift transactions and purchases and sales under qualified Rule 10b5-1 trading plans. For more information about these exceptions, or if you have any questions concerning this notice or the Blackout Period, including whether the Blackout Period has begun or ended, please contact Carla L. Heiss, at 50 Main Street, White Plains, New York 10606, telephone (914) 684-2800.